Exhibit 99.1

Impinj Announces Preliminary Fourth-Quarter 2021 Revenue Ahead of Participation at 24th Annual Needham Virtual Growth Conference

SEATTLE, January 10, 2022 – Impinj, Inc. (NASDAQ: PI), a leading RAIN RFID provider and Internet of Things pioneer, today announced that it expects fourth-quarter 2021 revenue to exceed $52 million, above its prior guidance of $46.0 – $48.0 million.

The company also announced that Chris Diorio, Impinj co-founder and CEO, and Cary Baker, Impinj CFO, will participate in a fireside chat at the 24th Annual Needham Virtual Growth Conference on Tuesday, January 11, 2022 at 1:15 p.m. ET. A live webcast and replay of the presentation will be available on the company’s website at investor.impinj.com.

Fourth-Quarter and Full-Year 2021 Earnings Conference Call Details

Impinj will release financial results for its fourth quarter and full year ended December 31, 2021, after U.S. markets close on Wednesday, February 9, 2022.

Impinj will host a conference call and webcast to discuss its fourth-quarter and full-year 2021 results and first-quarter 2022 outlook at 5:00 p.m. ET / 2:00 p.m. PT on Wednesday, February 9, 2022. Interested parties may listen to the call by dialing +1-412-317-5196. A live webcast and replay will be available on the company’s website at investor.impinj.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our performance during the fourth quarter 2021 and our expected revenue for such period. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, those risks and uncertainties included under the caption “Risk Factors” and elsewhere in our annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission. Furthermore, we are in the process of finalizing our financial results for the fourth quarter 2021, and therefore our finalized and audited results and final analysis of those results are not yet available. The preliminary expectations regarding fourth quarter 2021 revenue are the responsibility of management, are subject to management’s review and actual results could differ from management’s expectations. The actual results are also subject to audit by our independent registered public accounting firm and no assurance is given by our independent registered public accounting firm on such preliminary expectations. You should not draw any conclusions as to any other financial results as of and for the quarter ended December 31, 2021 based on the foregoing estimates. All information provided in this release and in the attachments is as of the date hereof, and we undertake no duty to update this information unless required by law.

About Impinj

Impinj (NASDAQ: PI) helps businesses and people analyze, optimize, and innovate by wirelessly connecting billions of everyday things — such as apparel, automobile parts, luggage, and shipments — to the Internet. The Impinj platform uses RAIN RFID to deliver timely data about these everyday things to business and consumer applications, enabling a boundless Internet of Things. www.impinj.com

www.impinj.com | 400 Fairview Ave. N, Suite 1200 | Seattle, WA 98109 | Tel +1-206-517-5300

For more information, contact:

Investor Relations

Andy Cobb, CFA

Vice President, Strategic Finance

+1 206-315-4470

ir@impinj.com

Media Relations

Jill West

Vice President, Strategic Communications

+1 206-834-1110

jwest@impinj.com

www.impinj.com | 400 Fairview Ave. N, Suite 1200 | Seattle, WA 98109 | Tel +1-206-517-5300